ARTICLES OF              FILED: 09/19/2002
                                 INCORPORATION             CID: 2002-00439534
                                       OF                  WY Secretary of State
                           CONSOLIDATED ENERGY, INC..


KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, has this day voluntarily executed these Articles of Incorporation for the purpose of forming a corporation under the laws of the state of Wyoming, and to that end, I do hereby certify:

                                   ARTICLE I

The complete name of the corporation is to be: CONSOLIDATED ENERGY, INC.


                                   ARTICLE II

Its principal office in the state of Wyoming is to be located at 2123 Pioneer Avenue in the City of Cheyenne, County of Laramie. The registered agent in charge thereof is Cyndy Jackson.


                                  ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the general corporation laws of Wyoming.


                                   ARTICLE IV

The total number of shares of capital stock of this Corporation shall have the authority to issue is 50,000,000 shares of common stock having as par value of $0.001 per share. Each share shall be entitled to the same dividend, liquidation, and voting rights.


                                   ARTICLE V

The members of the governing board of this Corporation shall be styled directors and the number thereof at the inception of this Corporation shall be 1. The Director(s) need not be Shareholders of this Corporation, nor residents of the State of Wyoming. The number of Directors may from time to time be increased or decreased in such manner as shall be provided for by the By-Laws of the Corporation. The name and post office address of the first Board of Directors who shall hold office until his successor is duly elected, is as follows:


Name                                Address
Martha Kreider                      PO Box 13087
                                    Scottsdale, Arizona 85267



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                                   ARTICLE VI

The Capital stock of this Corporation, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this Corporation.


                                  ARTICLE VII

The name and address of the Incorporator signing these Articles of Incorporation is as follows:

Name                                Address
Martha Kreider                      PO Box 13087
                                    Scottsdale, Arizona 85267


                                 ARTICLES VIII

The period of duration of this Corporation shall be perpetual unless otherwise amended by the Shareholders.

                                   ARTICLE IX

The Directors shall have the power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital and to authorize and cause to be executed mortgages and liens, without limit as to amount, upon the property and franchise of this Corporation.

With the consent in writing, and pursuant to a vote of the majority of the holders of the capital stock issued and outstanding, the Directors shall have the authority to dispose of, in any manner, the whole property of this Corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the Shareholders, and no shareholder shall have any right of inspection of any account, book, or document of this Corporation, except as conferred by the law or By-Laws or by resolution of the Shareholders.

The Shareholders and Directors shall have the power to hold meetings and keep the books, documents and papers of this Corporation outside of the State of Wyoming, at such places as may from time to time designated by the By-laws or resolution of the shareholders and/or directors, except as otherwise required by the laws of Wyoming.

The Shareholders and Directors shall have the power to hold meetings and keep the books, documents and papers of the Corporation outside of the State of Wyoming, at such places as may be from time to time designated by the By-laws or by resolution of the Shareholders and Directors, except as otherwise required by the laws of Wyoming.

It is the intention that the objects, purposes and powers specified in Article III hereof shall, except where otherwise specified in Article III, be nowise limited or restricted by reference to or inference from the terms of any other clause or Article on this Certificate of Incorporation, but that the object,



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purpose  and powers specified in Article III and each of the clauses or Articles of this Charter shall be regarded as independent objects, purposes, and powers.


                                   ARTICLE X

After the formation of this Corporation, each Shareholder shall be entitled to purchase and/or subscribe for the number of shares of this Corporation which may hereafter be authorized and issued for money. Each Shareholder shall have the same rights as any individual to purchase said stock, but shall not have any preemptive rights.


                                   ARTICLE XI

Directors of this Corporation shall not be liable to the Corporation or its stockholders for damages for breach of fiduciary duty, unless such breach involves a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or involve unlawful payment of dividends or unlawful stock purchases or redemptions, or involves a transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, I, the undersigned constituting the sole incorporator and intended Shareholder, for the purpose of forming a Corporation under the laws of the State of Wyoming, do make, file and record these Articles of Incorporation, and do certify that the facts herein are true and I have accordingly hereunto set my hand this 18th day of September, 2002.


                                                     /s/ Martha Kreider
                                                     -------------------
                                                     Martha Kreider

County of Maricopa  )
                    )  SS
State of Arizona    )

On this 18th day of September, 2002, before me, a Notary Public in and for said County and State, personally appeared Martha Kreider known to me to be the person whose name is subscribed to the foregoing instrument, who duly acknowledged to me that he executed the same for the purpose therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in said County and State this 18th day of September, 2002.


                                                 By: /s/ Rebecca J. Paxton
                                                         Notary Public


   REBECCA J. PAXTON
   Notary Public - Arizona
   Maricopa County
   Comm. Expires 04/14/06



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